Exhibit 99.B.4.31
ING Life Insurance and Annuity Company
ENDORSEMENT
The Contract and Certificate are hereby endorsed as follows:
Delete Section 403, Death of Annuitant/Beneficiary and replace with the following:
4.03. Death of Annuitant/Beneficiary: When an Annuitant dies under Options 2 and 3, the present value of any remaining guaranteed payments will be paid in one sum to the beneficiary, or upon election by the beneficiary, any remaining payments will continue to the beneficiary. If no beneficiary exists, the present value of any remaining guaranteed payments will be paid in one sum to the estate of the Annuitant.
In no event may any payments to the beneficiary under an Annuity Option extend beyond:
(a) The life of the beneficiary, determined as of the date payments are to commence; or
(b) Any certain period greater than the beneficiary's life expectancy determined as of the date payments are to commence.
The interest rate used to determine the first payment will be used to calculate the present value.
Endorsed and made a part of the Contract and Certificate on the effective date of the Contract and
Certificate.
/s/ Keith Gubbay
President
ING Life Insurance and Annuity Company

ENYSUTBEN97